EXHIBIT 99.2

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is provided in addition to the accompanying consolidated financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

•
Executive Level Overview.  Discussion of our business and overall analysis of financial and other highlights affecting our company in order to provide context for the remainder of MD&A and our overall strategy.

•	Critical Accounting Policies. Accounting estimates that we believe are most important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations. An analysis of our segmented financial results comparing 2015 to 2014 and comparing 2014 to 2013.

•	Liquidity and Capital Resources. An analysis of changes in our balance sheets and cash flows, and discussion of our financial condition and sources of and needs for liquidity.

•
Contractual Obligations and Commitments; Off-Balance-Sheet Arrangements.  Overview of contractual obligations, contingent liabilities, commitments, and off-balance-sheet arrangements outstanding as of December 31, 2015.

Forward-Looking Statements
Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified below, as well as under “Part I, Item 1A. Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and its other reports filed with the Securities and Exchange Commission (the "SEC") thereafter. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates thereof. We undertake no obligation to revise or update any forward-looking statements for any reason.
Executive Level Overview

We provide mission-critical cybersecurity, cyber superiority and geospatial intelligence solutions to US Government defense, intelligence and national security agencies and commercial enterprises. Our core capabilities include solutions, services and products to support the collection, processing, analysis, and use of intelligence data and information in the domains of cyberspace and geospace. Our solutions are designed to respond to meet the critical needs for agile intelligence in the cyber age and to assist the US government in national security priorities. See “Item 1 - Business” for a detailed description of our business.

During 2015, we continued to establish the Company as a viable and competitive entity within our target markets. We grew our prime contract base and further expanded our footprint into the commercial technology sector. We intend to continue our acquisition strategy as we find the right complementary companies at the right price.

Our 2016 focuses are: (1) re-accelerating our organic growth rate, (2) winning new business, and (3) investing in internal technology research and development initiatives to position the company for continued growth in the longer term. KeyW has a meaningful presence in two of the 17 organizations that make up the U.S. Intelligence Community to include the Office of the Director of National Intelligence and a nominal presence in three other agencies. A key growth strategy for the company is to leverage the unique capabilities we have developed in our core customers to expand into the agencies where KeyW does not have a significant presence. We believe the capabilities we have developed for current customers will be attractive to a large percentage of the Intelligence Community, enabling a significant growth opportunity for KeyW.

EXHIBIT 99.2

During the second quarter of 2016, the Company sold the assets and related product lines of the Hexis Cyber Solutions, Inc. ("Hexis") business in its entirety. The Hexis business marketed our HawkEye products and related maintenance and services to the commercial cyber sector and comprised our entire former Commercial Cyber Solutions reportable segment. Our Commercial Cyber Solutions segment is reflected in the accompanying Consolidated Financial Statements for the year ended December 31, 2015, (the "Consolidated Financial Statements") as a discontinued operation, and all the financial data in this filing have been recast to present our Commercial Cyber Solutions segment as a discontinued operation for all periods presented (refer to Note 16 - Discontinued Operation to the Consolidated Financial Statements in Item 15 of Exhibit 99.3 of this Current Report for more information).

Critical Accounting Policies

The following are the critical accounting policies that require us to make sensitive estimates and assumptions, or that regard matters where further detail will assist the reader in better understanding our business and the results of our operations. We have additional accounting policies included in our audited financial statements contained in Item 15 of this Form 10-K.

The policies that we have included below include:

•	Revenue Recognition

•	Inventories

•	Long-Lived Assets (Excluding Goodwill)

•	Goodwill

•	Intangibles

•	Income Taxes

•	Share-Based Compensation
Revenue Recognition
We derive the majority of our revenue from time-and-materials, firm-fixed-price, cost-plus-fixed-fee, cost-plus-award-fee contracts and software licensing and maintenance.
Revenues from cost reimbursable contracts are recorded as reimbursable costs are incurred, including an estimated share of the applicable contractual fees earned. For performance-based fees under cost reimbursable contracts, we recognize the relevant portion of the expected fee to be awarded by the client at the time such fee can be reasonably estimated, based on factors such as prior award experience and communications with the client regarding performance. For cost reimbursable contracts with performance-based fee incentives, we recognize the relevant portion of the fee upon customer approval. For time-and-materials contracts, revenue is recognized based on billable rates times hours delivered plus materials and other reimbursable costs incurred. For firm-fixed-price service contracts, revenue is recognized using the proportional performance based on the estimated total costs of the project. For fixed-price production contracts, revenue and cost are recognized at a rate per unit as the units are delivered or by other methods to measure services provided. This method of accounting requires estimating the total revenues and total contract costs of the contract. During the performance of contracts, these estimates are periodically reviewed and revisions are made as required. The impact on revenue and contract profit as a result of these revisions is included in the periods in which the revisions are made. This method can result in the deferral of costs or the deferral of profit on these contracts. Because we assume the risk of performing a fixed-price contract at a set price, the failure to accurately estimate ultimate costs or to control costs during performance of the work could result, and in some instances has resulted, in reduced profits or losses on such contracts. Estimated losses on contracts at completion are recognized when identified.
Contract revenue recognition inherently involves estimation. Examples of estimates include the contemplated level of effort to accomplish the tasks under the contract, the cost of the effort, and an ongoing assessment of our progress toward completing the contract. From time to time, as part of our management processes, facts develop that require us to revise our estimated total costs or revenue. To the extent that a revised estimate affects contract profit or revenue previously recognized, we record the cumulative effect of the revision in the period in which the facts requiring the revision become known.
In certain circumstances, and based on correspondence with the end customer, management authorizes work to commence or to continue on a contract option, addition or amendment prior to the signing of formal modifications or amendments. We recognize revenue to the extent it is probable that the formal modifications or amendments will be finalized in a timely manner and that it is probable that the revenue recognized will be collected.
The Company recognizes software licenses, maintenance or related professional services revenue only when there is persuasive evidence of an arrangement, delivery to the customer has occurred, the fee is fixed and determinable and collectability is reasonably assured.

EXHIBIT 99.2

Revenue from software arrangements is allocated to each element of the arrangement based on the relative fair values of the elements, such as software licenses, upgrades, enhancements, maintenance contract types and type of service delivered, installation or training. The determination of fair value is based on objective evidence that is specific to the vendor (“VSOE”). The Company determines VSOE for each element based on historical stand-alone sales to third parties for the elements contained in the initial agreement. In determining VSOE, the Company requires that a substantial majority of the selling process fall within a fairly narrow pricing range. The Company has established VSOE of fair value for maintenance and professional services. If VSOE of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time as VSOE of fair value exists or until all elements of the arrangement are delivered, except in those circumstances in which the residual method may be used as described below.

Some software products are licensed on a perpetual basis. In addition, the Company provides maintenance under a separate maintenance agreement, typically for twelve months. Maintenance includes technical support and unspecified software upgrades and enhancements if and when available. Revenue from perpetual software licenses is recognized under the relative selling price method, as noted above, for arrangements in which the software is sold with maintenance and/or professional services. When software is licensed on a subscription basis, revenue is recognized ratably over the length of the subscription, typically one to three years.

Software arrangements that also include hardware where the relative hardware and software components are both essential to the functionality are accounted for under ASC 605-25, “Multiple Element Arrangements”. As such, we allocate revenue to each unit of accounting based on an estimated selling price at the arrangement inception. The estimated selling price for each element is based upon the following hierarchy: VSOE of selling price, if available, third-party evidence ("TPE') of selling price if VSOE of selling price is not available, or best estimate of selling price ("BESP") if neither VSOE of selling price nor TPE of selling price are available. The total arrangement consideration is allocated to each separate unit of accounting using the relative estimated selling prices of each unit based on the aforementioned selling price hierarchy. We limit the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting of any specified performance conditions.

To determine the estimated selling price in multiple element arrangements, the Company determines VSOE for each element based on historical stand-alone sales to third parties for the elements contained in the initial agreement, as noted above. If VSOE of selling price cannot be established for a deliverable, we establish TPE of selling price by evaluating similar and interchangeable competitor products or services in standalone arrangements with similarly situated partners. However, as our products contain a significant element of proprietary technology and offer substantially different features and functionality from our competitors, we are unable to obtain comparable pricing of our competitors’ products with similar functionality on a stand-alone basis. Therefore, we have not been able to obtain reliable evidence of TPE of selling price. If neither VSOE nor TPE of selling price can be established for a deliverable, we establish BESP primarily based on our pricing model and our go-to-market strategy.
All revenue is net of intercompany adjustments.
Inventories
Inventories are valued at the lower of cost or market. Our inventory consists of specialty products that we manufacture on a limited quantity basis for our customers. As of December 31, 2015 and 2014, we had inventory reserve balances of $0.1 million and $0.2 million respectively, for certain products where the market has not developed as expected.
Long-Lived Assets (Excluding Goodwill)
The Company follows the provisions of FASB ASC topic 360-10-35, Impairment or Disposal of Long-Lived Assets in accounting for long-lived assets such as property and equipment and intangible assets subject to amortization. The guidance requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. The possibility of impairment exists if the sum of the long-term undiscounted cash flows is less than the carrying amount of the long-lived asset being evaluated. Impairment losses are measured as the difference between the carrying value of long-lived assets and their fair market value based on discounted cash flows of the related assets. Impairment losses are treated as permanent reductions in the carrying amount of the assets. The Company has not recorded any impairments since inception.
Goodwill
Purchase price in excess of the fair value of tangible assets and identifiable intangible assets acquired and liabilities assumed in a business combination is recorded as goodwill. In accordance with FASB ASC Topic 350-20, Goodwill, the Company tests for impairment at least annually. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit's carrying

EXHIBIT 99.2

amount, including goodwill, to the fair value of the reporting unit. The Company operates two reporting units, Government Solutions and Commercial Cyber Solutions. The fair value of each reporting unit is estimated using either qualitative analysis or a combination of income and market approaches. If the carrying amount of the unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. The Company evaluated goodwill at the beginning of the fourth quarter of fiscal year 2015 and determined there was no impairment to the carrying value of goodwill.
Determining the fair value of a reporting unit is a judgment involving significant estimates and assumptions. These estimates and assumptions include revenue growth rates, operating margins and working capital requirements used to calculate projected future cash flows, risk-adjusted discount rates, selected multiples, control premiums and future economic and market conditions. We have based our fair value estimates on assumptions that we believe to be reasonable, but that are unpredictable and inherently uncertain. Items that could reasonably be expected to negatively affect key assumptions used in estimating fair value include but are not limited to:

•	sustained decline in our stock price due to a decline in our financial performance due to the loss of key customers, loss of key personnel, emergence of new technologies or new competitors;

•	decline in overall market or economic conditions leading to a decline in our stock price; and

•	decline in observed control premiums paid in business combinations involving comparable companies.
The Government Solutions reporting unit used a discount rate of 12%, a residual growth rate of 5%, a tax rate of 40% and an applied control premium was 30%. Actual future results may differ from those estimates. Based on these estimates management determined for the evaluation performed during the beginning of the fourth quarter of 2015 that the estimated fair value of our Government Solutions reporting unit exceeded its carrying value by approximately 8%. However as future results may differ from those used in our estimates, goodwill related to our Government Solutions reporting unit may be impaired in a future period and the amount of such impairment may be material.
Late in the fourth quarter of 2015, management began to evaluate strategic alternatives related to its Commercial Cyber Solutions segment. The Company began exploring the possibility of minority investments into this segment, the sale of the entire segment or the possibility of altering the level of investment going forward. The Company also implemented cost reductions subsequent to December 31, 2015 in this segment to reduce the funding required to cover operating losses and further committed to a reduced level of internal funding targeted to a range of $5 million to $7 million for 2016. Management believes these activities represented a triggering event and further believes that it is more likely than not that as a result of these activities and information, which came to light subsequent to December 31, 2015, relative to indications from prospective parties, that the fair value of the segment had fallen below the carrying value. As such the Company completed a Step 1 analysis of goodwill, which indicated the fair value was lower than the segment’s carrying value. In accordance with ASC 350-20-35-18 management has elected to make an estimate of the goodwill impairment charge as of December 31, 2015, subject to finalizing a Step 2 analysis during the first quarter of 2016. The estimate was based on a number of factors including the estimated fair value of working capital assets, fixed assets, customer relationships, deferred revenue and developed technology as well as relevant market related data. The estimated impairment to goodwill for the Commercial Cyber Solutions segment as of December 31, 2015 is $8.0 million.
Intangibles
Intangible assets consist of the value of customer related intangibles acquired in various acquisitions. Intangible assets are amortized on a straight line basis over their estimated useful lives unless the pattern of usage of the benefits indicates an alternative method is more representative. The useful lives of the intangibles range from one to seven years.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date. In evaluating our ability to realize our deferred tax assets, we consider all available positive and negative evidence, including cumulative historic earnings, reversal of deferred tax liabilities, projected taxable income, and tax planning strategies. The assumptions utilized in evaluating both positive and negative evidence require the use of significant judgment concerning our business plans surrounding both our Government Solutions segment and our Commercial Solutions segment.
For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax liability or benefit as the largest amount that it judges to have a greater than 50% likelihood of being realized upon ultimate

EXHIBIT 99.2

settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in the liability for unrecognized tax obligations or benefits and subsequent adjustments as considered appropriate by management. The Company's policy is to record interest and penalties as an increase in the liability for uncertain tax obligations or benefits and a corresponding increase to the income tax provision. No material adjustments were recorded as of December 31, 2015, 2014, or 2013.
Share-Based Compensation
As discussed in Note 10, the shareholders approved the 2013 KeyW Holding Corporation Stock Incentive Plan in August 2012. The 2013 Stock Incentive Plan, which took effect on January 1, 2013, replaced the 2009 Stock Incentive Plan. The Company adopted the 2009 Stock Incentive Plan in December 2009. The Company had originally adopted a stock option plan in 2008. The Company applies the fair value method that requires all share-based payments to employees and non-employee directors, including grants of employee stock options, to be expensed over their requisite service period based on their fair value at the grant date, using a prescribed option-pricing model. The expense recognized is based on the straight-line amortization of each individually vesting piece of a grant. The calculated expense is required to be based upon awards that ultimately vest and we have accordingly reduced the expense by estimated forfeitures.
The following assumptions were used for options granted.
Dividend Yield — The Company has never declared or paid dividends on its common stock and has no plans to do so in the foreseeable future.
Risk-Free Interest Rate — Risk-free interest rate is based on US Treasury zero-coupon issues with a remaining term approximating the expected life of the option term assumed at the date of grant.
Expected Volatility — Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company's expected volatility is based on its historical volatility for a period that approximates the estimated life of the options.
Expected Term of the Options — This is the period of time that the options granted are expected to remain unexercised. The Company estimates the expected life of the option term based on the expected tenure of employees and historical experience.
Forfeiture Rate — The Company estimates the percentage of options granted that are expected to be forfeited or canceled on an annual basis before stock options become fully vested. The Company uses the forfeiture rate that is a blend of past turnover data and a projection of expected results over the following twelve month period based on projected levels of operations and headcount levels at various classification levels with the Company.
Results of Operations

OVERALL RESULTS (In thousands)	Year ended December 31, 2015		Year ended December 31, 2014 (1)		Year ended December 31, 2013 (1)
Revenue	$297,935	100%	$279,250	100%	$288,909	100%
Gross Margin	89,729	30%	86,342	31%	91,529	32%
Operating Expenses	66,512	22%	59,855	21%	66,645	23%
Intangible Amortization	7,087	2%	7,737	3%	20,533	7%
Non-Operating Expense	10,258	3%	8,804	3%	9,792	3%
Income Tax Expense (Benefit), net on Continuing Operations	35,782	12%	3,356	1%	(2,479)	(1)%
Loss on Discontinued Operations	(28,712)	(10)%	(20,125)	(7)%	(8,257)	(3)%
(1) Certain amounts have been adjusted for the correction of immaterial errors. See Note 1, of the Consolidated Financial Statements included in Item 15 of Exhibit 99.3 for more information.
Revenue
Revenue increased by $18.7 million, or $6.7% in 2015 as compared to 2014. The increase in year-over-year revenue was due to increased product sales, the 2015 acquisitions and the continued expansion of our cyber training initiative, which were partially offset by lower revenue on certain services contracts.

EXHIBIT 99.2

Revenue decreased by $9.7 million in 2014 as compared to 2013. The main drivers of the reduction in revenue were the reduction in pricing associated with the new contract for our airborne collection services, residual sequestration-related reductions to the certain programs, especially during the first half of 2014, and lower run rates on certain government professional services contracts.
Gross Margin
Gross profit increased, while gross margin decreased slightly for 2015 as compared to 2014. The decrease in gross margin as a percentage of revenue is due to certain contract rate reductions, increased costs in our aviation services operation and a higher volume of relatively lower margin product sales on a year-over-year basis.
Gross margin decreased for 2014 as compared to 2013. The decrease in gross margin is due to higher usage of lower margin sub-contractors on certain professional services contracts, which was partially offset by higher gross margins related to our airborne collection services.
Operating Expenses
Operating expense increased $6.7 million and was basically flat as a percentage of revenue for 2015, as compared to 2014. The increase in year-over-year operating expense was due to the 2015 acquisitions and related acquisition costs and the new Milestone facility, which we moved into during the third quarter of 2015.
Operating expense decreased $6.8 million for 2014, as compared to 2013. The main drivers for this decrease were cost reduction measures that were implemented mid-2013 and the beginning of 2014, staffing reductions in overhead management and synergies derived from prior acquisitions.
Intangible Amortization
Intangible amortization expense decreased by $0.7 million in 2015 as compared to 2014. The decrease was primarily a result of certain intangibles from prior acquisitions becoming fully amortized during 2014 and throughout 2015, partially offset by intangibles resulting from the 2015 acquisitions.
Intangible amortization expense has decreased by $12.8 million in 2014 as compared to 2013. The decrease was primarily a result of certain intangibles from prior acquisitions becoming fully amortized during the end of 2013 and throughout 2014.
Non-Operating Expense
2015 non-operating expense consists primarily of interest expense. Interest expense totaled $10.3 million in 2015. The increase in interest expense from 2014 is primarily due to the full year impact of our increased level of debt due to the issuing of our convertible notes during the third quarter of 2014.
2014 non-operating expense consists primarily of interest expense. The decrease from 2013 is primarily due to the 2013 legal settlement costs, partially offset by $5.4 million of additional interest expense during 2014, due to the write off of deferred financing costs related to the termination of the 2012 Credit Agreement and increased borrowing levels.
Income Tax Expense (Benefit), net on Continuing Operations
The effective tax rate for continuing operations was 609.4%, 33.7% and 45.6% for 2015, 2014 and 2013, respectively. The provision for income tax for 2015 includes the recording of a net valuation allowance of $19.6 million as a discrete item. The valuation allowance was established due to the uncertainty of the utilization of deferred tax assets in future periods. In evaluating the Company’s ability to realize the deferred tax assets we considered all available positive and negative evidence. The Company’s negative evidence currently outweighs its positive evidence therefore it is more-likely-than-not that we will not realize a significant portion of our deferred tax assets. The amount of the deferred tax asset to be realized in the future could however be adjusted if objective negative evidence is no longer present.
Loss on Discontinued Operations
Loss on discontinued operations increased by $8.6 million, or 42.7% in 2015 as compared to 2014. The largest drivers of the increase was the estimated $8.0 million goodwill impairment charge for our Commercial Cyber Solutions segment, discussed above, the loss on disposal of certain long-lived assets and additional investment in infrastructure related to our new software platform.
Loss on discontinued operations increased by $11.9 million, or 143.7 % in 2014 as compared to 2013. The largest driver of the increase was was additional investment in infrastructure related to our software platform. Also we more than doubled our sales team, built a more robust customer delivery infrastructure and continued to build out our technical team.

EXHIBIT 99.2

Liquidity and Capital Resources

At December 31, 2015, we had approximately $21.2 million in cash and cash equivalents. During 2015 we had several significant cash events including warrant holders exercising approximately 1.8 million warrants, the acquisitions of Milestone Intelligence Group, Inc., Ponte Technologies, LLC and certain assets of Innovative Engineering Solutions, Inc. and continued infrastructure spending to establish our Commercial Cyber Solutions business.

Cash from Operations

Operations provided approximately $12.3 million in cash during 2015. This amount primarily consisted of our net loss plus non-cash adjustments for depreciation, amortization, goodwill impairment charges, stock compensation and deferred taxes, partially offset by cash used for increased working capital needs. As we continue to grow, our working capital needs are expected to increase accordingly, particularly with respect to accounts receivable and inventory. Our need for additional working capital will be determined by our method and volume of growth. Growing through self-performed labor will require more working capital than growing using subcontractors, but we expect self-performed labor will be a more profitable alternative than using subcontractors. The main difference for cash flow is that employees are generally paid within two weeks of incurring costs, whereas subcontractors are generally paid within 30 days of receiving an invoice.

We had a number of non-cash adjustments to our net loss in 2015, including intangible amortization, depreciation, goodwill impairment charges, stock compensation expense, amortization of convertible debt discount and changes in our deferred taxes. Intangible amortization was approximately $11.4 million in 2015 and is expected to decrease in 2016 due to the reduction from fully amortized intangibles from earlier acquisitions. We expect intangible amortization, without any additional acquisitions, to be approximately $7.4 million in 2016. Stock compensation expense was $5.5 million in 2015. Depreciation expense for 2015 was $8.4 million. The goodwill impairment charge for 2015 was $8.0 million.

Investing and Financing

During 2015, we spent approximately $21.0 million in cash and equity consideration to complete three acquisitions. We have historically completed acquisitions each year. Depending on the size and timing of future acquisitions, we may use additional proceeds under our existing credit facility, as well as additional debt or possibly equity offering proceeds, to complete such acquisitions.

Convertible Notes
On July 21, 2014, we initially issued $130.0 million aggregate principal amount of the Company's 2.50% Convertible Senior Notes due July 15, 2019 (the "Notes") pursuant to an underwriting agreement, dated July 16, 2014 (the “Underwriting Agreement”) with RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of several underwriters (collectively, the “Underwriters”). Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for up to 30 days after the closing of the offering, to purchase up to an additional $19.5 million principal amount of the Notes solely to cover over-allotments, if any, which was subsequently exercised in full in August 2014, resulting in a total issuance of $149.5 million aggregate principal amount of Notes.
In connection with the issuance of the Notes, the Company entered into an indenture (the “Base Indenture”) with Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture thereto, between the same parties (the “First Supplemental Indenture,” and together with the “Base Indenture,” the “Indenture”).
The terms of the Notes are governed by the Indenture. The Notes bear interest at a rate of 2.50% per annum on the principal amount thereof, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2015, to holders of record at the close of business on the preceding January 1 and July 1, respectively. The Notes will mature on July 15, 2019, unless earlier repurchased or converted. The Company may not redeem the Notes prior to their stated maturity date.
The Notes are senior unsecured obligations of the Company and will rank equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness. The Notes will be senior in right of payment to any existing or future indebtedness which is subordinated by its terms. The Notes are structurally subordinated to all liabilities of the Company’s subsidiaries and are effectively junior to the secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness.
Holders may convert their Notes under the following conditions at any time prior to the close of business on the business day immediately preceding January 15, 2019, in multiples of $1,000 principal amount, under the following circumstances:

EXHIBIT 99.2

•
during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending September 30, 2014, if the last reported sale price of the Company’s common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day;

•
during the five business day period immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of that period was less than 98% of the product of the last reported sale price of Company common stock and the conversion rate for the Notes for each such trading day;

•	upon the occurrence of specified corporate events as described in the Indenture; or

•	following the Company’s delivery of a notice of the spin-off of its subsidiary, Hexis Cyber Solutions, Inc. (the “Hexis spin-off”).

In addition, holders may convert their Notes at their option at any time on or after January 15, 2019 until the close of business on the second scheduled trading day immediately preceding the stated maturity date of the Notes, without regard to the foregoing circumstances.
The conversion rate for the Notes is initially 67.4093 shares of Company common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $14.83 per share of Company common stock, and is subject to adjustments upon the occurrence of certain specified events, including the initial public offering of the Company’s subsidiary, Hexis Cyber Solutions, Inc., as set forth in the Indenture. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of Company common stock or a combination of cash and shares of Company common stock, at its election, as described in the Indenture.
In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase the Notes at a purchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
The events of default, which may result in the acceleration of the maturity of the Notes, include default by the Company in the payment of principal of the Notes, default by the Company in the payment of interest on the Notes when due and the continuance of such default for a period of 30 days, failure by the Company to comply with its conversion obligations upon exercise of a holder’s conversion right under the Indenture and such failure continuing for 3 business days, failure by the Company to provide timely notice of a fundamental change or specified corporate transaction, if required, failure by the Company to comply with its obligations in respect of certain merger transactions, failure by the Company to perform certain of its agreements required under the Indenture if such failure continues for 90 days after notice is given in accordance with the Indenture, failure by the Company to timely discharge certain other indebtedness, entry of certain judgments against the Company which are not paid, discharged or stayed within 60 days, certain events of bankruptcy or insolvency involving the Company or any significant subsidiary (as defined in the Indenture) of the Company, and failure by the Company to comply with its obligation to postpone the record date of the Hexis spin-off, if necessary.
If an event of default, other than an event of default involving bankruptcy or insolvency of the Company or a significant subsidiary of the Company, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare 100% of the principal amount of, and accrued and unpaid interest (including additional interest, if any) on, all the Notes then outstanding, to be due and payable immediately. If an event of default involving bankruptcy or insolvency events with respect to the Company or a significant subsidiary of the Company occurs, then 100% of the principal amount of, and all accrued and unpaid interest on, all the Notes, will automatically become immediately due and payable without any notice or other action by the Trustee or any holder. Notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will consist exclusively of the right of the holders of the Notes to receive additional interest on the Notes.
Capped Call Transactions
On July 16, 2014, the Company entered into capped call transactions with each of Royal Bank of Canada and Bank of America, N.A. (collectively, the “Counterparties” and such transactions, the “Capped Call Transactions”). The Capped Call Transactions have an initial strike price of approximately $14.83 per share, which corresponds to the initial conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the Notes, and have a cap price of approximately $19.3760. The Capped Call Transactions cover, subject to anti-dilution adjustments, 8,763,209 shares of the Company’s common stock, which is the same number of shares of the Company’s common stock initially underlying the Notes.
The Capped Call Transactions are expected generally to reduce the potential dilution to the Company’s common stock upon conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of

EXHIBIT 99.2

any converted Notes, as the case may be, in the event that the market price per share of the Company’s common stock, as measured under the terms of the Capped Call Transactions, is greater than the strike price of the Capped Call Transactions as adjusted pursuant to the anti-dilution adjustments. If, however, the market price per share of the Company’s common stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of the Capped Call Transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, upon conversion of the Notes to the extent that such market price exceeds the cap price of the Capped Call Transactions.
The Company has been advised that the Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to the Company’s common stock and/or purchasing or selling the Company’s common stock or other securities of the Company in secondary market transactions prior to the maturity of the Notes. This activity could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the Notes, which could affect the ability of holders of the Notes to convert the Notes.
The Company intends to exercise options it holds under the Capped Call Transactions whenever Notes are converted on or after January 15, 2019, and expects that upon any conversions of Notes prior to January 15, 2019 or any repurchase of Notes by the Company, a corresponding portion of the Capped Call Transactions will be terminated. Upon such termination, the Company expects to receive from the Counterparties either a number of shares of the Company’s common stock with an aggregate market value equal to, or an amount of cash equal to, the value of the Capped Call Transactions or a portion thereof, as the case may be, being early terminated, subject to the terms of the Capped Call Transactions. The Company has been advised that the Counterparties or their respective affiliates, in order to unwind their hedge positions with respect to those exercised or terminated options, are likely to buy or sell shares of the Company’s common stock or other securities or instruments of the Company, including the Notes, in secondary market transactions or unwind various derivative transactions with respect to such common stock during the relevant valuation period under the Capped Call Transactions, which generally corresponds to the observation period for the converted Notes. These unwind activities could have the effect of increasing or decreasing the trading price of the Company’s common stock and, to the extent the activity occurs during any observation period related to a conversion of Notes, could have the effect of increasing or reducing the value of the consideration that holders of the Notes will receive upon conversion of the Notes.
The Capped Call Transactions are separate transactions entered into by and between the Company and the Counterparties and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to Capped Call Transactions.
Revolving Credit Facility
On July 21, 2014, the Company, as a guarantor, entered into a senior credit agreement, (the “Credit Agreement”), by and among itself, the KeyW Corporation, as the borrower (the “Borrower”), the domestic direct and indirect subsidiary guarantors of KeyW (the “Subsidiary Guarantors”), the lenders and Royal Bank of Canada, as administrative agent. Under the Credit Agreement, the Company provided a guaranty of all of the obligations of the Borrower. The Credit Agreement provides the Borrower a $42.5 million revolving credit facility, (the “Revolver”). The Revolver includes a $10 million swing line and a $15 million letter of credit facility.
Borrowings under the Credit Agreement bear interest at a rate equal to an applicable rate plus, at the Company’s option, either (a) adjusted LIBOR or (b) a base rate. The Company will also be required to pay a facility fee to the Lenders for any unused commitments and customary letter of credit fees.
The outstanding amount of revolving loans shall be prepaid with (a) 100% of the net cash proceeds of all asset sales or other dispositions of property by Borrower and its subsidiaries, (b) 100% of the net cash proceeds of issuances of debt obligations of Borrower and its subsidiaries (other than permitted debt), and (c) 100% of the net cash proceeds of any public offering or disposition of the equity of Borrower or its subsidiaries (other than up to 33% of the equity of Hexis Cyber Solutions, Inc. or sales to Borrower or its subsidiaries).
The Company may voluntarily repay outstanding loans under the Revolver at any time without premium or penalty, subject to customary fees in the case of prepayment of LIBOR based loans.
The Revolver will mature on the earlier to occur of (i) the fifth anniversary of the closing of the Credit Agreement, and (ii) the date that is 180 days prior to the maturity date of the Notes unless the Notes are converted into equity, repaid, refinanced or otherwise satisfied on terms permitted under the Credit Agreement.
The Credit Agreement contains a number of negative covenants that will, among other things, restrict, subject to certain exceptions, the Company and its subsidiaries’ ability to: incur additional indebtedness; incur additional liens; sell all or substantially all of the Company’s assets; consummate certain fundamental changes; change the Company’s lines of business or make certain restricted payments (including cash payments upon conversion of the Notes if a default or event of default exists under the facility or if,

EXHIBIT 99.2

after giving effect to such payments and any debt incurred to make such payments, the Company is not in pro forma compliance with the financial covenants and other financial tests under the facility, or cash payments to pay the purchase price of the Notes). The Credit Agreement also contains certain customary affirmative covenants and events of default.
The Credit Agreement requires the Company to maintain a maximum consolidated senior secured leverage ratio and a minimum cash interest coverage ratio. The consolidated senior secured leverage ratio test measures the ratio of the Company’s consolidated funded indebtedness (other than consolidated funded indebtedness that is unsecured) to trailing four quarter Consolidated EBITDA (as defined in the Credit Agreement). This ratio is permitted to be no greater than 2.25 to 1.00 as of the end of any fiscal quarter during the applicable period. The cash interest coverage ratio test measures the ratio of trailing four quarter Consolidated EBITDA minus taxes paid in such period to consolidated interest expense paid in such period in cash. This ratio is permitted to be no less than 3.50 to 1.00.
In February 2016, the Company amended the Credit Agreement by adjusting the minimum cash interest coverage ratio covenant effective for the quarters ended December 31, 2015, and March 31, 2016 to 2.25:1.00 and 3.25:1.00, respectively, and increasing the applicable interest rates with respect to the Credit Agreement’s consolidated senior secured leverage ratio pricing tiers. The amendment permanently decreases the amount available under the revolver to $20.0 million. At December 31, 2015, we were in compliance with all of our debt covenants under the Credit Agreement.

The Revolver is secured by a security interest and lien on substantially all of the Company’s, the Borrower’s and the Subsidiary Guarantors’ assets including a pledge of one hundred percent of the equity securities of the Borrower and the Subsidiary Guarantors.
As of December 31, 2015, we had $20 million available under our Revolver.
Outlook

We expect cash on hand, operating cash flow, and access to our line of credit will provide sufficient liquidity for fiscal 2016. We expect that our 2016 cash flow from operations will be positive. As discussed above, the manner in which we staff our contracts will impact the degree of working capital investment required to fuel our growth. Included in our net income are several significant non-cash transactions that would be add-backs to net income when calculating our cash flow from operations, including stock compensation expense, amortization of intangibles and depreciation of fixed assets.

We may continue to acquire new companies that are a strategic fit and enhance our corporate platform. It is our goal to include an equity component in our acquisitions and the amount of equity we include in any 2016 acquisitions will impact our available cash and credit. The pace and size of any acquisitions will determine how much, if any, of our available credit facility we utilize during the year.

We intend to invest in several potential growth areas in 2016 that may require us to expend more research and development dollars than we have historically. These expenses may not be incurred evenly throughout the year.

After we went public in 2010, employees and investors began to exercise their options and warrants. Some of these exercises were done cashlessly but other exercises were done by paying cash for their shares. We are unable to forecast what the employee and investor activity will be in 2016 with regard to these instruments. The total potential cash inflows from these instruments, if all exercised for cash, would be approximately $29 million.

Contractual Obligations and Commitments

	Total	Less than one year	1 – 3 years	3 – 5 years	More than 5 years
	(In thousands)
Facilities/Office space	$61,460	$8,801	$17,142	$14,407	$21,110
Office equipment	181	81	100	—	—
Total Operating Leases	61,641	8,882	17,242	14,407	21,110
Debt	149,500	—	—	149,500	—
Total Contractual Obligations	$211,141	$8,882	$17,242	$163,907	$21,110
Off Balance Sheet Arrangements
We do not have any off balance sheet arrangements.